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                                                                    Exhibit 99.2



For Immediate Release


DOCUMENTUM ACQUIRES RELEVANCE TECHNOLOGIES, INC.


Document management leader teams with developer of breakthrough intelligent content mining technology


PLEASANTON, Calif. - July 16, 1998 -- DOCUMENTUM(R), Inc. (NASDAQ: DCTM), the recognized leader in enterprise document and knowledge management for Web and client/server environments, today announced the acquisition of Relevance Technologies, Inc., for consideration totaling $36.5 million. With the purchase of Relevance, DOCUMENTUM's solutions will have the enhanced ability to deliver the most relevant information to users as it relates to a specific industry or business task, whether this information is housed in a DOCUMENTUM Docbase(TM), other internal company resources, or external sources, such as databases, wire services and the Internet.

     Located in San Francisco, Calif., Relevance is developing a family of software products based on leading-edge content mining technology for unstructured information. This "intelligent content mining" automatically analyzes, categorizes and delivers internal and external information to users in the context of their job function or areas of interest, thus accelerating business performance.

DOCUMENTUM'S EXPANSION INTO KNOWLEDGE MANAGEMENT

     Today, DOCUMENTUM's business focuses on providing a common enterprise repository for the capture, change and control of the knowledge contained within business-critical documents. This acquisition represents a new market opportunity for DOCUMENTUM to develop additional applications for the sharing and applying of both corporate and Internet based knowledge. Relevance will play a central role in DOCUMENTUM's evolution into knowledge management -- what DOCUMENTUM calls "knowledge chain management," defined as the way knowledge is created, shared and leveraged in the context of a business process.
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     "This acquisition accelerates our evolution from document management solutions to knowledge chain management solutions," said Jeffrey A. Miller, president and chief executive officer of DOCUMENTUM. "The new applications and solutions that will result from the acquisition will help our customers effectively discover and apply the information, expertise and insight that is buried in their enterprise as well as scattered across the Internet."

THE MARKET OPPORTUNITY

     Electronic data exists in both structured and unstructured forms in companies today. The decision support or "business intelligence" market for structured, transaction-based data is a billion dollar market today. However, that figure does not account for the 80 percent of business information that is unstructured, in the form of documents and Web pages. To address this market potential, Relevance's leading-edge technology will deliver the next generation of business intelligence products by performing "intelligent content mining" of unstructured information. As a result, DOCUMENTUM will now have the ability to deliver knowledge chain management solutions that turn unstructured data into knowledge that can be used by people to make informed decisions and solve business problems.

     "With the acquisition of Relevance Technologies, DOCUMENTUM extends its products' capabilities beyond document management into the knowledge management arena," said Carl Frappaolo of the Delphi Group. "This coupled with the ability to understand information in context strengthens DOCUMENTUM's offering. Using "maps" of a business and its competitors, enables the DOCUMENTUM system to provide what is relevant, not just what "matches" for people trying to find and apply knowledge."
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ABOUT RELEVANCE

     Relevance has developed a powerful technology called Semantic Modeling Architecture(TM) (SMA(TM)) that provides the ability to automatically encode, warehouse and analyze a wide range of text-based information assets. Relevance solutions "understand" the content and value of information from an industry and functional perspective and can effectively apply it at specific points in knowledge-centric business processes. Relevance is able to do this with information from a broad range of sources, from inside and outside organizations. In addition to documents contained in the DOCUMENTUM Docbase, Relevance can access information from corporate intranets, the Internet, file servers, email, discussion databases, news feeds and more. It can even integrate with information from structured sources, such as enterprise resource planning
(ERP) and sales force automation (SFA) applications.

     Relevance's SMA technology can be deployed to support knowledge-intensive business processes such as sales, marketing, research, or planning. For example, in a sales application, the technology would automate basic tasks such as competitive intelligence gathering, customer analysis, presentation development, and proposal preparation. To automate these processes, Relevance would access information through the appropriate profile "maps" from internal and external sources to assemble a set of information assets that are relevant to the specific sales task at hand. Unique analytical capabilities allow users to perform sophisticated concept pivoting and drill-down, to further extend the relevancy and usefulness of the information.

     "The knowledge management market is really about a new class of business intelligence applications," said Ford Goodman, chief executive officer of Relevance Technologies. "Our unique information modeling and thin-client technologies are a perfect fit for DOCUMENTUM's proven document and knowledge chain management solutions. We chose to join a world-class team with market leadership in order to have a swifter and more powerful impact on this quickly emerging market."

About DOCUMENTUM

     DOCUMENTUM (http://www.documentum.com) develops, markets and supports a family of enterprise document management products that improve the effectiveness of the organization based on a company's business-critical information and proven processes. Headquartered in Pleasanton, California, DOCUMENTUM sells its products and services worldwide through a direct sales force, systems integrators, and affiliated distributors. DOCUMENTUM is the recognized leader in the document management market, with global customers in the process manufacturing, discrete manufacturing, finance and government services sectors.

     In addition to historical information contained herein, this news release contains forward-looking statements that involve risks and uncertainties. The company's future actual results could differ materially from the forward-looking statements discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed from time to time in the company's public reports filed with the
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Securities and Exchange Commission, such as those under "Risk Factors" included in the company's annual report on Form 10-K for fiscal year ended 1997, and the company's quarterly report on Form 10-Q for the quarter ended March 31, 1998.


                                      XXX

DOCUMENTUM is a trademark of DOCUMENTUM, Inc. and may be registered in certain jurisdictions. All other company and product names are used for identification purposes only and may be trademarks of their respective owners.

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
Contacts:
Clay Helm                                                                    Carla Schlemminger
DOCUMENTUM, Inc.                                                             Niehaus Ryan Wong, Inc.
925-463-6800                                                                 650-827-7023
clay.helm@documentum.com                                                     carla@nrwpr.com
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